                                                                       EXHIBIT N



                              INVESTMENT AGREEMENT

                          DATED AS OF DECEMBER 22, 1998


                                      AMONG


                              LIH HOLDINGS III, LLC
                             BANCBOSTON CAPITAL INC.
                        LIBERTY MUTUAL INSURANCE COMPANY
                   MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY
                         MASSMUTUAL CORPORATE INVESTORS
                       MASSMUTUAL PARTICIPATION INVESTORS
                   MASSMUTUAL CORPORATE VALUE PARTNERS LIMITED

                                       AND


                        LUND INTERNATIONAL HOLDINGS, INC.

                                TABLE OF CONTENTS

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ARTICLE I

DEFINITIONS......................................................................................................      2
         1.1       Definitions...................................................................................      2
         1.2       Certain Conventions...........................................................................      7

ARTICLE  II

SALE  OF  SHARES; CLOSING........................................................................................      7
         2.1      Purchase and Sale..............................................................................      7
         2.2      Closing........................................................................................      8
         2.3      Obligations of Purchasers Several and Not Joint................................................      8

ARTICLE  III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY....................................................................      8
         3.1      Organization of  the Company...................................................................      8
         3.2      Power and Authority............................................................................      8
         3.3      Capital........................................................................................      9
         3.4      Subsidiaries...................................................................................     10
         3.5      No Conflicts...................................................................................     10
         3.6      Governmental Approvals and Filings.............................................................     11
         3.7      SEC Documents; Financial Statements............................................................     11
         3.8      Absence of Changes.............................................................................     12
         3.9      Legal Proceedings..............................................................................     12
         3.10     Other Negotiations; Brokers....................................................................     12
         3.11     Exemption from Registration; Restrictions on Offer and Sale
                  of Same or Similar Securities..................................................................     13
         3.12     Other Agreements...............................................................................     13
         3.13     Holding Company Act and Investment Company Act Status..........................................     13
         3.14     Stock Purchase Agreement.......................................................................     13
         3.15     Disclosure.....................................................................................     13

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS.................................................................     14
         4.1      Organization; Power and Authority..............................................................     14
         4.2      No Conflicts...................................................................................     14
         4.3      Purchase for Investment........................................................................     14
         4.4      Brokers........................................................................................     15
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                                        i
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ARTICLE V

COVENANTS OF THE COMPANY.........................................................................................     15
         5.1      Regulatory and Other Approvals.................................................................     15
         5.2      Reservation of Shares..........................................................................     16
         5.3      Use of Proceeds................................................................................     16
         5.4      Stockholders' Meeting..........................................................................     16
         5.5      Nasdaq National Market.........................................................................     16
         5.6      Notice and Cure................................................................................     16
         5.7      Fulfillment of Conditions......................................................................     17

ARTICLE VI

CONDITIONS TO OBLIGATIONS OF THE PURCHASERS......................................................................     17
         6.1      Representations and Warranties.................................................................     17
         6.2      Performance....................................................................................     17
         6.3      Officers' Certificates.........................................................................     17
         6.4      Orders and Laws................................................................................     17
         6.5      Regulatory Consents and Approvals..............................................................     18
         6.6      Third Party Consents...........................................................................     18
         6.7      Opinion of Counsel.............................................................................     18
         6.8      Certificate of Designation.....................................................................     18
         6.9      Transaction Documents..........................................................................     18
         6.10     Delivery of Certificates.......................................................................     18
         6.11     Financing......................................................................................     19
         6.12     Consummation of the Acquisition................................................................     19
         6.13     Nasdaq National Market.........................................................................     19
         6.14     Consummation of the "closing" under the AVS Investment Agreement...............................     19
         6.15     Proceedings....................................................................................     19

ARTICLE  VII

CONDITIONS TO OBLIGATIONS OF THE COMPANY.........................................................................     19
         7.1      Representations and Warranties.................................................................     19
         7.2      Performance....................................................................................     20
         7.3      Certificate....................................................................................     20
         7.4      Orders and Laws................................................................................     20
         7.5      Transaction Documents..........................................................................     20
         7.6      Financing......................................................................................     20


                                       ii
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ARTICLE  VIII

SURVIVAL OF REPRESENTATIONS, WARRANTIES,
COVENANTS AND AGREEMENTS.........................................................................................     20

ARTICLE  IX

INDEMNIFICATION..................................................................................................     21
         9.1      Indemnification................................................................................     21
         9.2      Method of Asserting Claims.....................................................................     21

ARTICLE  X

TERMINATION......................................................................................................     23
         10.1     Termination....................................................................................     23
         10.2     Effect of Termination..........................................................................     24

ARTICLE  XI

MISCELLANEOUS....................................................................................................     24
         11.1     Notices........................................................................................     24
         11.2     Entire Agreement...............................................................................     25
         11.3     Fees and Expenses..............................................................................     25
         11.4     Public Announcements...........................................................................     25
         11.5     Further Assurances.............................................................................     26
         11.6     Waiver.........................................................................................     26
         11.7     Amendment......................................................................................     26
         11.8     Third Party Beneficiaries......................................................................     26
         11.9     No Assignment; Binding Effect..................................................................     26
         11.10    Headings; Construction.........................................................................     27
         11.11    Invalid Provisions.............................................................................     27
         11.12    Governing Law..................................................................................     27
         11.13    Counterparts...................................................................................     27
         11.14    Limited Recourse...............................................................................     27
         11.15    Consent to Jurisdiction and Service of Process.................................................     27

EXHIBITS

Exhibit A         --       Form of Second Amended and Restated Governance
                           Agreement
Exhibit B         --       Form of Rights Agreement
Exhibit C         --       Form of Series B Certificate of Designation
Exhibit D-1       --       Form of Company Officer's Certificate
Exhibit D-2       --       Form of Company Secretary's Certificate
Exhibit E         --       Form of Opinion of Leonard, Street and Deinard
Exhibit F         --       Form of Closing Certificate for each Purchaser


SCHEDULES

Schedule I        --       Purchased Securities; Purchase Price; Address for
                           Notices
Schedule 3.3      --       Capital of Company
Schedule 3.5      --       No Conflicts
Schedule 3.8      --       Absence of Changes
Schedule 4.1      --       Purchaser's Entity and Jurisdiction

                  INVESTMENT AGREEMENT dated as of December 22, 1998, among LIH HOLDINGS III, LLC, a Delaware limited liability company ("LIH Holdings III"), MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY, a Massachusetts corporation ("MassMutual"), MASSMUTUAL CORPORATE INVESTORS, a Massachusetts business trust ("MMCI"), MASSMUTUAL PARTICIPATION INVESTORS, a Massachusetts business trust ("MMPI") and MASSMUTUAL CORPORATE VALUE PARTNERS LIMITED, a Cayman Islands corporation ("MMCVP"; MassMutual, MMCI, MMPI and MMCVP being hereinafter collectively referred to as the "MassMutual Entities"), Liberty Mutual Insurance Company, a Massachusetts corporation ("Liberty Mutual"), and BancBoston Capital Inc., a Massachusetts corporation ("BancBoston"; LIH Holdings III, the MassMutual Entities, Liberty Mutual and BancBoston being hereinafter collectively referred to as the "Purchasers"), and LUND INTERNATIONAL HOLDINGS, INC., a Delaware corporation (the "Company").

                  WHEREAS, (a) LIH Holdings, LLC, a Delaware limited liability company ("LIH Holdings I"), is presently an Affiliate of LIH Holdings III and the owner of 1,686,893 shares of the Common Stock, par value $0.10 per share (the "Common Stock"), of the Company and (ii) LIH Holdings II, LLC, a Delaware limited liability company ("LIH Holdings II"), is presently an Affiliate of LIH Holdings III and the owner of 874,400 shares of Common Stock and 1,493,398 shares of the Class B-1 Common Stock (the "Class B-1 Common Stock"), of the Company;

                  WHEREAS, the Company anticipates entering into a Stock Purchase Agreement (as the same may be amended, supplemented or otherwise modified from time to time in accordance with the provisions thereof, the "Stock Purchase Agreement"), whereby the Company agrees, subject to the conditions therein contained, to acquire (the "Acquisition"), all the outstanding capital stock of SmittyBilt, Inc. (the "Target") for a cash purchase price equal to $18 million;

                  WHEREAS, in order to provide a portion of the funds required for the Acquisition, on the terms and subject to the conditions set forth herein, the Company desires to sell to the Purchasers, and each of the Purchasers desires to purchase from the Company, in the aggregate, 316,056 shares of Common Stock and 39,822.9 shares of Series B Preferred Stock, par value $.01 per share (the "Series B Preferred Stock"), of the Company, all for an aggregate purchase price equal to $5,000,000 (the "Aggregate Purchase Price");

                  WHEREAS, in order to provide the balance of the funds required for the Acquisition, the Company has entered into (i) the Heller Credit Agreement dated as of December __, 1998 between the Company and Heller Financial, Inc. (as the same may be amended, supplemented or otherwise modified from time to time in accordance with the provisions thereof, the "Heller Credit Agreement") and (ii) each of the Securities Purchase Agreements dated as of December __, 1998 between the Company, certain of its subsidiaries, each of the MassMutual Entities and National City Venture Corporation, a Delaware corporation (as the same may be amended, supplemented or otherwise modified from time to time in accordance with the provisions thereof, collectively, the "Securities Purchase Agreements"); and

                  WHEREAS, the amount of the aforementioned securities to be purchased by each Purchaser pursuant hereto and the portion of the Aggregate Purchase Price to be paid by such Purchaser therefor are as set forth opposite such Purchaser's name in Schedule I.

                  NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

                  1.1 Definitions. As used in this Agreement, the following defined terms shall have the respective meanings indicated below:

                  "Acquisition" has the meaning ascribed to it in the recitals hereto.

                  "Actions or Proceeding" means any action, suit, proceeding, arbitration or Governmental or Regulatory Authority investigation or audit.

                  "Aggregate Purchase Price" has the meaning ascribed to it in the recitals hereto.

                  "Affiliate" means, as applied to any Person, (i) any other Person directly or indirectly controlling, controlled by or under common control with that Person, (ii) any other Person that owns or controls 5% or more of any class of equity securities (including any equity securities issuable upon the exercise of any Option) of that Person or any of its Affiliates, or (iii) any member, director, partner, officer, agent, employee or relative of that Person. For the purposes of this definition, "control" (including with correlative meanings, the terms "controlling", "controlled by", and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through ownership of voting securities or by Contract or otherwise. For the purpose of this Agreement, (i) none of the Purchasers, LIH Holdings I, LIH Holdings II or any of their respective Affiliates (other than the Company and its Subsidiaries) shall be deemed to be "Affiliates" of the Company or any Subsidiary and (ii) neither the Company nor any Subsidiary shall be deemed to be an "Affiliate" of any Purchaser, LIH Holdings I, LIH Holdings II or any of their respective Affiliates (other than the Company and its Subsidiaries).

                  "Agreement" means this Investment Agreement and the Schedules and Exhibits hereto and the certificates delivered in connection herewith, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the provisions hereof.

                  "Amended and Restated Governance Agreement" means the Second Amended and Restated Governance Agreement, dated as of the date hereof, among the LIH Entities and the Company, substantially in the form of Exhibit A, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the provisions thereof.

                  "Assets and Properties" of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person, including cash, cash equivalents, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods and intellectual property.

                  "AVS Investment Agreement" means the Investment Agreement, dated as of December 22, 1998, among the Company and the Purchasers, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the provisions thereof.

                  "BancBoston" has the meaning ascribed to it in the introductory paragraph hereto.

                  "Business Day" means a day other than Saturday, Sunday or any day on which banks located in the State of New York or the State of Minnesota are authorized or obligated to close.

                  "Business or Condition of the Company" means the business, condition (financial or otherwise), results of operations, and Assets and Properties of the Company and the Subsidiaries, taken as a whole.

                  "Charter" means the Certificate of Incorporation of the Company, as amended, after giving effect to the filing of the Series B Certificate of Designation with the Secretary of State of the State of Delaware.

                  "Claim Notice" has the meaning ascribed to it in Section
9.2(a).

                  "Class B Common Stock" has the meaning ascribed to it in
Section 3.3.

                  "Class B-1 Common Stock" has the meaning ascribed to it in the recitals hereto.

                  "Closing" means the closing of the transactions contemplated by Section 2.2.

                  "Closing Date" means the date on which the Closing actually occurs.

                  "Common Stock" has the meaning ascribed to it in the recitals hereto.

                  "Company" has the meaning ascribed to it in the introductory paragraph hereto.

                  "Contract" means any agreement, lease, debenture, note, evidence of Indebtedness, mortgage, indenture, security agreement or other contract or commitment (whether written or oral).

                  "Dispute Period" means the period ending 30 calendar days following receipt by an Indemnifying Party of an Indemnity Notice.

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the SEC thereunder.

                  "Financial Statement Date" means June 30, 1998.

                  "Financing Agreements" means the Heller Credit Agreement and the Securities Purchase Agreements.

                  "GAAP" means United States generally accepted accounting principles, consistently applied throughout the specified period and all prior comparable periods.

                  "Governmental or Regulatory Authority" means any court, tribunal, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision, any arbitrator or panel of arbitrators, any stock exchange or quotation service, and the National Association of Securities Dealers.

                  "Heller Credit Agreement" has the meaning ascribed to it in the recitals hereto.

                  "HSR Act" means the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the rules and regulations promulgated thereunder.

                  "Indebtedness" of any Person means all obligations of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (iv) under capital leases, (v) as an account party in respect of letters of credit and similar instruments and (vi) in the nature of guarantees of the obligations described in clauses (i) through (v) above of any other Person.

                  "Indemnified Party" has the meaning ascribed to it in Section 9.1.

                  "Indemnifying Party" has the meaning ascribed to it in Section 9.1.

                  "Indemnity Notice" has the meaning ascribed to it in Section 9.2(c).

                  "Laws" means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental or Regulatory Authority.

                  "Liberty Mutual" has the meaning ascribed to it in the introductory paragraph hereto.

                  "Liens" means any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge or other encumbrance of any kind, or any conditional sale Contract, title retention Contract or Contract committing to grant any of the foregoing.

                  "LIH Entities" means LIH Holdings I, LIH Holdings II and LIH Holdings III, collectively.

                  "LIH Holdings I" has the meaning ascribed to it in the recitals hereto.

                  "LIH Holdings II" has the meaning ascribed to it in the recitals hereto.

                  "LIH Holdings III" has the meaning ascribed to it in the introductory paragraph hereto.

                  "Loss" means any and all damages, fines, fees, penalties, deficiencies, losses and expenses, including interest, reasonable expenses of investigation, court costs, reasonable fees and expenses of attorneys, accountants and other experts and other expenses associated with litigation or other proceedings or with any claim, default or assessment (such fees and expenses to include all fees and expenses, including the reasonable fees and expenses of attorneys, incurred in connection with (i) the investigation or defense of any Third Party Claims or (ii) asserting or disputing any rights under this Agreement or any Transaction Document against the Company and any party hereto or otherwise). As applied to any Purchaser, "Loss" shall also be deemed to include any indemnifiable claim of any Purchaser hereunder and any diminution in the value of the Purchased Securities being purchased by such Purchaser hereunder (or any successor securities).

                  "MassMutual" has the meaning ascribed to it in the introductory paragraph hereto.

                  "MassMutual Entities" has the meaning ascribed to it in the introductory paragraph hereto.

                  "MMCI" has the meaning ascribed to it in the introductory paragraph hereto.

                  "MMCVP" has the meaning ascribed to it in the introductory paragraph hereto.

                  "MMPI" has the meaning ascribed to it in the introductory paragraph hereto.

                  "Option" with respect to any Person means any security, right, subscription, warrant, option, "phantom" stock right or other Contract that gives the right to (i) purchase or otherwise receive or be issued any shares of capital stock or other equity interests of such Person or any security of any kind convertible into or exchangeable or exercisable for any shares of capital stock or other equity interests of such Person or (ii) receive any benefits or rights similar to any rights enjoyed by or accruing to the holder of shares of capital stock or other equity interests of such Person, including any rights to participate in the equity, income or election of directors, management committee members or officers of such Person.

                  "Order" means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each case whether preliminary or final).

                  "Person" or "person" means any individual, corporation, joint stock corporation, limited liability company or partnership, general partnership, limited partnership, proprietorship, joint venture, other business organization, trust, union, association, Governmental or Regulatory Authority or other entity of any kind.

                  "Preferred Stock" has the meaning ascribed to it in Section
3.3.

                  "Purchase Price" means, with respect to each Purchaser, the dollar amount (representing a portion of the Aggregate Purchase Price) set forth opposite such Purchaser's name in Schedule I.

                  "Purchased Securities" means, with respect to each Purchaser, the shares of Common Stock and Series B Preferred Stock to be purchased by such Purchaser pursuant to Section 2.1.

                  "Purchasers" has the meaning ascribed to it in the introductory paragraph hereto.

                  "Resolution Period" means the period ending 30 calendar days following receipt by an Indemnified Party of a Dispute Notice.

                  "Rights Agreement" means the Rights Agreement to be entered into as of the Closing Date by LIH Holdings I, LIH Holdings II, the Purchasers, the Company and the other parties thereto substantially in the form of Exhibit B, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the provisions thereof.

                  "SEC" means the Securities and Exchange Commission.

                  "SEC Document" has the meaning ascribed to it in Section 3.7.

                  "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated by the SEC thereunder.

                  "Securities Purchase Agreements" has the meaning ascribed to it in the recitals hereto.

                  "Series B Preferred Stock" has the meaning ascribed to it in the recitals hereto.

                  "Series B Certificate of Designation" means the Certificate of Designation with respect to the Series B Preferred Stock, substantially in the form of Exhibit C, to be filed with the Secretary of State of the State of Delaware prior to the Closing.

                  "Stock Purchase Agreement" has the meaning ascribed to it in the recitals hereto.

                  "Subsidiary" means any Person in which the Company, directly or indirectly through one or more Subsidiaries or otherwise, beneficially owns more than 50% of either the equity interests in, or the voting control of, such Person.

                  "Target" has the meaning ascribed to it in the recitals hereto.

                  "Third Party Claim" has the meaning ascribed to it in Section 9.2(a).

                  "Transaction Documents" means the Amended and Restated Governance Agreement, the Rights Agreement and any support or other agreement to be entered into by two or more of the parties hereto in connection with the transactions contemplated by this Agreement.

                  1.2 Certain Conventions. Unless the context of this Agreement otherwise requires, (i) words of any gender include the other gender, (ii) words (other than Purchaser) using the singular or plural number also include the plural or singular number, respectively, (iii) the terms "hereof," "herein," "hereby" and derivative or similar words refer to this entire Agreement, (iv) the terms "Article" and "Section" refer to the specified Article or Section of this Agreement, (v) the words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation", and (vi) the phrases "ordinary course of business" and "ordinary course of business consistent with past practice" refer to the business and practice of the Company or a Subsidiary. All accounting terms used herein and not expressly defined herein shall have the respective meanings given to them under GAAP.


                                   ARTICLE II

                             SALE OF SHARES; CLOSING

                  2.1 Purchase and Sale. At the Closing, on the terms and subject to the conditions of this Agreement, the Company shall issue and sell to each Purchaser, and each Purchaser shall purchase from the Company, the shares of Common Stock and Series B Preferred Stock set forth opposite such Purchaser's name in Schedule I, free and clear of all Liens, for an aggregate purchase price (payable in cash in the manner provided in Section 2.2) equal to the Purchase Price with respect to such Purchaser.

                  2.2 Closing. The Closing will take place at such location as LIH Holdings III and the Company mutually agree on the first Business Day as of which each of the conditions precedent set forth in Article VI and Article VII shall have been satisfied or waived as provided therein, or on such other date as the Company and LIH Holdings III shall mutually agree. At the Closing, each Purchaser shall pay the Purchase Price with respect to such Purchaser by wire transfer of immediately available funds to the account specified by the Company by written notice delivered to the Purchasers at least two Business Days before the Closing Date. Simultaneously, the Company shall deliver to each Purchaser certificates, registered in the name of such Purchaser, representing such Purchaser's Purchased Securities. At the Closing, there shall also be delivered to the Company and the Purchasers the opinions, certificates and other Contracts, documents and instruments to be delivered under Articles VI and VII.

                  2.3 Obligations of Purchasers Several and Not Joint. Notwithstanding anything herein to the contrary (other than the proviso contained in this Section 2.3), the obligations of each Purchaser under this Agreement are separate from the obligations of each other Purchaser under this Agreement, and no Purchaser shall be liable or otherwise responsible in any manner for any obligation of any other Purchaser under this Agreement; provided, however, that each obligation of a MassMutual Entity hereunder shall be the joint and several obligation of all of the MassMutual Entities.


                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  The Company represents and warrants to each Purchaser that the statements contained in this Article III are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article III). In the case of all representations and warranties that expressly relate or are deemed to be made as of the Closing Date pursuant to this Article III, the Acquisition is deemed to have occurred and the Target is deemed to be a Subsidiary of the Company.

                  3.1 Organization of the Company. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and is duly qualified, licensed or admitted to do business and in good standing in those jurisdictions in which the ownership, use or leasing of its Assets and Properties or the conduct or nature of its business makes such qualification, licensing or admission necessary, except for such failures to be so qualified, licensed, admitted or in good standing which will not, individually or in the aggregate, have a material adverse effect on the Business or Condition of the Company.

                  3.2 Power and Authority. The Company has the requisite power and authority to execute and deliver this Agreement, the Transaction Documents to which it is a party, the Stock Purchase Agreement and the Financing Agreements, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Company of this Agreement, the Transaction Documents to which it is a party, the Stock Purchase Agreement and the Financing Agreements, the performance by the Company of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of the Board of Directors of the Company, which action of the Board of Directors is the only action necessary to authorize the execution, delivery and performance by the Company of this Agreement, the Transaction Documents to which it is a party, the Stock Purchase Agreement and the Financing Agreements. This Agreement has been duly and validly executed and delivered by the Company and constitutes, and upon the execution and delivery by the Company of each Transaction Document to which it is a party, each such Transaction Document will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws relating to the enforcement of creditors' rights generally and by general principles of equity.

                  3.3 Capital. As of the date hereof and as of the Closing Date immediately before giving effect to the Closing and the "closing" as defined in the AVS Investment Agreement, the authorized capital stock of the Company consists of 25,000,000 shares of Common Stock, 3,000,000 shares of Class B Common Stock, par value $0.01 per share (the "Class B Common Stock"), and 2,000,000 shares of preferred stock, par value $0.01 per share (the "Preferred Stock"), of which (a) 5,263,270 shares of Common Stock are outstanding, all of which are validly issued, fully paid and non-assessable, and have been issued in compliance with all applicable federal and state securities laws, (b) 1,493,398 shares of Class B Common Stock (designated as Class B-1 Common Stock) are outstanding, all of which are validly issued, fully paid and non-assessable, and have been issued in compliance with all applicable federal and state securities laws, and (c) no shares of Preferred Stock are outstanding. On December 30, 1997, the Company validly issued 1,493,398 shares of Preferred Stock (designated as Series A Preferred Stock) to LIH Holdings II in compliance with all applicable federal and state securities laws, which shares were duly converted into an equal number of shares of Class B-1 Common Stock on April 21, 1998. Immediately after giving effect to the Closing and the other transactions contemplated by this Agreement, and assuming that the "closing" as defined in the AVS Investment Agreement shall have occurred in accordance with the provisions thereof and after giving effect to the other transactions contemplated thereby, the Transaction Documents, the Stock Purchase Agreement or the Financing Agreements to occur as of the Closing Date, (i) the authorized capital stock of the Company will consist of 25,000,000 shares of Common Stock, 3,000,000 shares of Class B Common Stock, of which 1,493,398 shares shall have been designated as Class B-1 Common Stock, 2,000,000 shares of Preferred Stock, of which 1,493,398 shares have previously been designated as Series A Preferred Stock and 292,225 shares shall have been designated as Series B Preferred Stock, and (ii) the outstanding capital stock of the Company will consist of 6,626,838 shares of Common Stock, 1,493,398 shares of Class B-1 Common Stock and 292,224.7 shares of Series B Preferred Stock. Except for the Class B-1 Common Stock and the Series B Preferred Stock, or as set forth in Schedule 3.3, there are no, and immediately after giving effect to the Closing and the other transactions contemplated by this Agreement, the Transaction

Documents, the Stock Purchase Agreement or the Financing Agreements to occur on the Closing Date, there will not be any, (x) outstanding Options with respect to the Company, (y) agreements, arrangements or understandings to issue Options with respect to the Company or (z) preemptive rights or agreements, arrangements or understandings to issue preemptive rights with respect to the issuance or sale of the Company's capital stock. Upon issuance at the Closing, the certificates representing the Purchased Securities of each Purchaser will grant to such Purchaser good and valid title to its Purchased Securities free and clear of all Liens, and each Purchaser's Purchased Securities will have been duly authorized, validly issued and fully paid and will be nonassessable.

The Company has taken all necessary corporate action to reserve the full number of shares of Common Stock issuable upon the conversion of all the shares of Series B Preferred Stock being purchased by the Purchasers hereunder. The shares of Common Stock referred to above when issued upon conversion, will be duly authorized, validly issued, fully paid and nonassessable.

Neither the execution, delivery or performance by the Company of this Agreement, the Transaction Documents to which it is a party, the Stock Purchase Agreement or the Financing Agreements, nor the issuance of the Purchased Securities of each Purchaser as contemplated hereby, nor the issuance of shares of Common Stock upon the conversion of any shares of Class B-1 Common Stock currently outstanding, nor the issuance of shares of Common Stock upon the conversion of any shares of Series B Preferred Stock being purchased by any Purchaser hereunder, nor the consummation of the transactions contemplated by this Agreement, the Transaction Documents, the Stock Purchase Agreement and the Financing Agreements, will give rise to or result in (with or without notice, lapse of time or both) any antidilution adjustment, acceleration of vesting or other change under or to any Option, except as set forth in Schedule 3.3.

                  3.4 Subsidiaries. Each Subsidiary is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation and has full corporate power and authority to conduct its business as and to the extent now conducted and to own, use and lease its Assets and Properties. Each Subsidiary is duly qualified, licensed or admitted to do business and in good standing in those jurisdictions in which the ownership, use or leasing of such Subsidiary's Assets and Properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so qualified, licensed, admitted or in good standing which will not, individually or in the aggregate, have a material adverse effect on the Business or Condition of the Company. All of the outstanding shares of capital stock of each Subsidiary have been duly authorized and validly issued, are fully paid and nonassessable, and are owned, beneficially and of record, by the Company or Subsidiaries wholly owned by the Company, free and clear of all Liens. There are no outstanding Options with respect to any Subsidiary and no agreements, arrangements or understandings to issue Options with respect to any Subsidiary. Except for the capital stock of the Subsidiaries, neither the Company nor any Subsidiary holds any equity, partnership, limited liability company, joint venture or other interest in any Person.

                  3.5 No Conflicts. The execution and delivery by the Company of this Agreement, the Transaction Documents to which it is a party, the Stock Purchase Agreement and the Financing

Agreements, the performance by the Company of its respective obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby (including, the filing of the Series B Certificate of Designation, the issuance of the Purchased Securities of each Purchaser, the issuance of Common Stock upon the conversion of the shares of Class B-1 Common Stock currently outstanding, the issuance of Common Stock upon the conversion of the shares of Series B Preferred Stock being purchased by the Purchasers hereunder), does not and will not: (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the Company's certificate of incorporation or by-laws; (b) conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to the Company or any Subsidiary or any of their respective Assets and Properties; or (c) except as set forth in Schedule 3.5 hereto, (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require the Company or any Subsidiary to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, (iv) result in any termination, cancellation, acceleration or modification of, or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, (v) give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments under, (vi) other than liabilities under this Agreement, the Transaction Documents, the Stock Purchase Agreement and the Financing Agreements, result in the creation of any new, additional or increased liability of the Company or any Subsidiary under, or (vii) result in the creation or imposition of any Lien upon the Company or any Subsidiary or any of their respective Assets and Properties under, any Contract to which the Company or any Subsidiary is a party or by which any of their respective Assets and Properties is bound.

                  3.6 Governmental Approvals and Filings. No consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of the Company (other than (a) as may be required under the Exchange Act or, solely by reason of the Company's acquisition of Target, the HSR Act and
(b) the filing of the Series B Certificate of Designation with the Secretary of State of the State of Delaware) is required in connection with the execution, delivery and performance of this Agreement, the Transaction Documents, the Stock Purchase Agreement or the Financing Documents or the consummation of the transactions contemplated hereby or thereby.

                  3.7 SEC Documents; Financial Statements. Each report, schedule, form, statement and other document required to be filed by the Company with the SEC (each an "SEC Document", and collectively, the "SEC Documents") has been so filed. As of its filing date, each SEC Document complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act. None of the SEC Documents, except to the extent that information contained therein has been revised or superseded by an SEC Document subsequently filed with the SEC, contains any untrue statement of a material fact or omits to state a material fact (x) necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or (y) required to be stated therein or necessary to make the statements therein not misleading. The financial statements of the Company and its Subsidiaries included in the SEC Documents comply in all material respects with applicable requirements under the Securities Act and the Exchange Act and any other published rules and regulations of the SEC with respect to accounting requirements, have been prepared in accordance with GAAP (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments which will not have or reflect a material adverse effect on the Business or Condition of the Company).

                  3.8 Absence of Changes. Since the Financial Statement Date, except as set forth in Schedule 3.8 hereto or as disclosed in the SEC Documents filed prior to the date hereof, there has not been any event or development which, individually or together with other such events, did have or could reasonably be expected to have a material adverse effect on the Business or Condition of the Company. None of the other representations or warranties in this Agreement shall be deemed to limit the foregoing.

                  3.9 Legal Proceedings. There are no Actions or Proceedings pending or, to the knowledge of the Company, threatened overtly against, relating to or affecting the Company or any Subsidiary or any of their respective Assets and Properties, which (i) could reasonably be expected to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement, the Transaction Documents, the Stock Purchase Agreement or the Financing Agreements, or (ii) if determined adversely to the Company or such Subsidiary, could reasonably be expected to, individually or in the aggregate with other such Actions or Proceedings, have a material adverse effect on the Business or Condition of the Company.

                  3.10 Other Negotiations; Brokers. None of the Company, any Subsidiary or any of their respective Affiliates (nor any investment banker, financial advisor, attorney, accountant or other Person retained by or acting for or on behalf of the Company, any Subsidiary or any such Affiliate) (i) has entered into any Contract that conflicts with any of the transactions contemplated by this Agreement, the Transaction Documents, the Stock Purchase Agreement or the Financing Agreements or (ii) has entered into any Contract or had any discussions with any third party regarding any transaction involving the Company or any Subsidiary which could result in any Purchaser, any of its stockholders, members, general or limited partners, or any officer, director, employee, agent or Affiliate of any Purchaser or any such stockholder, member or partner being subject to any claim for liability to said third party in connection with this Agreement, the Transaction Documents, the Stock Purchase Agreement or the Financing Agreements or the consummation of any of the transactions contemplated hereby or thereby. Other than Piper Jaffray Inc., the fees and expenses of which will be paid by the Company, no agent, broker, finder, investment banker, financial advisor or other similar Person will be entitled to any fee, commission or other compensation in connection with any of the transactions contemplated by this Agreement, the Transaction Documents, the Stock Purchase Agreement or the Financing Agreements on the basis of any act or statement made or alleged to have been made by the Company, any Subsidiary, any of their respective Affiliates, or any investment banker, financial advisor, attorney, accountant or other Person retained by or acting for or on behalf of the Company, any Subsidiary or any such Affiliate.

                  3.11 Exemption from Registration; Restrictions on Offer and Sale of Same or Similar Securities. Assuming the representations and warranties of each Purchaser set forth in Section 4.3 are true and correct in all material respects, the offer and sale of the Purchased Securities made to each Purchaser pursuant to this Agreement is exempt from the registration requirements of the Securities Act. Neither the Company nor any Person authorized to act on its behalf has, in connection with the offering of the Purchased Securities of any Purchaser, engaged in (i) any form of general solicitation or general advertising (as those terms are used within the meaning of Rule 502(c) under the Securities Act), (ii) any action involving a public offering within the meaning of Section 4(2) of the Securities Act, or (iii) any action that would require the registration under the Securities Act of the offering and sale of any Purchased Securities pursuant to this Agreement or that would violate applicable state securities or "blue sky" laws. Neither the Company nor any Person authorized to act on its behalf has made, directly or indirectly, any offer or sale of any Purchased Securities or of securities of the same or a similar class as any Purchased Securities that could cause any offer or sale of any Purchased Securities contemplated hereby to fail to be entitled to exemption from the registration requirements of the Securities Act. As used herein, the terms "offer" and "sale" have the meanings specified in Section 2(3) of the Securities Act.

                  3.12 Other Agreements. Each of the representations and warranties of the Company contained in the Stock Purchase Agreement are or will be true and correct in all material respects (if not qualified by materiality) and in all respects (if qualified by materiality) on and as of each of the date on which the Stock Purchase Agreement is entered into, and the Closing Date, as though made on and as of such dates. Each of the representations and warranties of the Company contained in any Financing Agreement will be true and correct in all material respects (if not qualified by materiality) or in all respects (if qualified by materiality) on and as of the Closing Date as though made on and as of such date.

                  3.13 Holding Company Act and Investment Company Act Status. Neither the Company nor any Subsidiary is a "holding company" or a "public utility company", as such terms are defined in the Public Utility Holding Company Act of 1935, as amended. Neither the Company nor any Subsidiary is an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

                  3.14 Stock Purchase Agreement. On the Closing Date, the Company will have delivered to each Purchaser a true and complete copy of the Stock Purchase Agreement. As of the Closing Date, the Stock Purchase Agreement will not have been terminated or amended, supplemented or otherwise modified in any respect, and no party thereto will have granted any waiver of any of the terms or conditions thereof.

                  3.15 Disclosure. No representation or warranty on the part of the Company contained in this Agreement, and no statement contained in any schedule or in any certificate, list or other writing furnished to the Purchasers pursuant to any provision of this Agreement, including pursuant to Article VI, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading.


                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

                  Each Purchaser, severally and not jointly, hereby represents and warrants to the Company, with respect to such Purchaser only, that the statements contained in this Article IV are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date (as though made then and as though the Closing Date was substituted for the date of this Agreement throughout this Article IV).

                  4.1 Organization; Power and Authority. Such Purchaser is the type of business entity set forth opposite its name in Schedule 4.1 hereto, and has been duly organized and is validly existing and in good standing under the Laws of the jurisdiction set forth opposite its name in Schedule 4.1 hereto. Such Purchaser has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by such Purchaser of this Agreement, the performance by such Purchaser of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite action on the part of such Purchaser. This Agreement has been duly and validly executed and delivered by such Purchaser and constitutes the legal, valid and binding obligation of such Purchaser enforceable against such Purchaser in accordance with its terms, except as the enforceability hereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws relating to the enforcement of creditors' rights generally and by general principles of equity.

                  4.2 No Conflicts. The execution, delivery and performance by such Purchaser of this Agreement, and the consummation by such Purchaser of the transactions contemplated hereby, will not conflict with, or constitute a default under, any agreement, indenture or instrument to which such Purchaser is a party, or result in a violation of (a) such Purchaser's constitutive documents or (b) any Order of any Governmental or Regulatory Authority having jurisdiction over such Purchaser or any of its properties. Except for such filings as may be required by the Exchange Act, no consent, approval or action of, or filing or registration with, any Governmental or Regulatory Authority is required on the part of such Purchaser for its execution, delivery and performance of this Agreement.

                  4.3 Purchase for Investment. The Purchased Securities being purchased by such Purchaser hereunder will be purchased by such Purchaser for its own account for the purpose of investment and not with a view to the resale or distribution of all or any part of such Purchased Securities in violation of the Securities Act, it being understood that the right to dispose of such Purchased Securities shall (subject to the Amended and Restated Governance Agreement, in the case of LIH Holdings
III) be entirely within the discretion of such Purchaser. Such Purchaser is an "accredited investor" (as such term is defined in Rule 501(a) of Regulation D under the Securities Act). Such Purchaser has such knowledge and experience in financial and business matters as to be able to evaluate the merits and risks of its investment in Purchased Securities pursuant to this Agreement and is able to bear the economic risk of such investment (including a complete loss of such investment). Such Purchaser understands that the Purchased Securities being purchased by it hereunder have not been registered under the Securities Act or any state securities laws in reliance on exemptions from the registration requirements of the Securities Act and such state securities laws, which depend upon, among other things, the accuracy of the representations of such Purchaser set forth in this Section 4.3.

                  4.4 Brokers. Other than Piper Jaffray Inc., the fees and expenses of which will be paid by the Company, no agent, broker, finder, investment banker, financial advisor or other similar Person will be entitled to any fee, commission or other compensation in connection with any of the transactions contemplated by this Agreement on the basis of any act or statement made by any Purchaser.

                                    ARTICLE V

                            COVENANTS OF THE COMPANY

                  The Company covenants and agrees with each Purchaser that, at all times from and after the date hereof and until the Closing and, with respect to any covenant or agreement by its terms to be performed in whole or in part after the Closing, for the period specified herein or, if no period is specified herein, indefinitely, the Company will comply with all the covenants and provisions contained in this Article V, except to the extent that the Purchasers may otherwise consent in writing.

                  5.1 Regulatory and Other Approvals. The Company shall and shall cause each Subsidiary to (a) take all necessary or desirable steps and proceed diligently and in good faith and use its best efforts, as promptly as practicable, to obtain all consents, approvals or actions of, to make all filings with and to give all notices to, Governmental or Regulatory Authorities and other Persons required of the Company or any Subsidiary to consummate the transactions contemplated by this Agreement, the Transaction Documents, the Stock Purchase Agreement and the Financing Agreements, (b) provide such other information and communications to such Governmental or Regulatory Authorities and other Persons as any Purchaser or any such Governmental or Regulatory Authorities and other Person may reasonably request and (c) cooperate with each Purchaser as promptly as practicable in obtaining all consents, approvals or actions of, making all filings with and giving all notices to, Governmental or Regulatory Authorities and other Persons required of such Purchaser to consummate the transactions contemplated by this Agreement and the Transaction

Documents. The Company shall provide prompt notification to each Purchaser when any such consent, approval, action, filing or notice referred to in clause (a) above is obtained, taken, made or given, as applicable, and will advise each Purchaser of any communications (and, unless precluded by Law, provide each Purchaser with copies of any such communications that are in writing) with any Governmental or Regulatory Authority regarding any of the transactions contemplated by this Agreement, the Transaction Documents, the Stock Purchase Agreement or the Financing Agreements.

                  5.2 Reservation of Shares. The Company shall (a) at all times that the shares of Series B Preferred Stock being purchased by the Purchasers hereunder are outstanding, keep reserved the full number of shares of Common Stock issuable upon conversion of such shares of Series B Preferred Stock and
(b) at all times that the currently outstanding shares of Class B-1 Common Stock are outstanding, keep reserved the full number of shares of Common Stock issuable upon conversion of such currently outstanding shares of Class B-1 Common Stock.

                  5.3 Use of Proceeds. The Company shall use the proceeds from each purchase and sale of the Purchased Securities hereunder in order to consummate the Acquisition.

                  5.4 Stockholders' Meeting. The Company shall on or before April 30, 1999 (and, if necessary, from time to time as requested by any Purchaser thereafter) call a stockholders meeting for the purpose of approving the conversion of the Series B Preferred Stock into Common Stock pursuant to the terms of the Series B Certificate of Designation. The Company shall promptly (and, if necessary, from time to time as requested by LIH Holdings III) call a stockholders meeting for the purpose of approving the terms of the Class B-1 Common Stock.

                  5.5 Nasdaq National Market. Prior to the Closing, the Company shall cause the shares of Common Stock included in the Purchased Securities to be approved for listing, subject to notice of issuance, by the Nasdaq National Market. As soon as practicable after the conversion of the Series B Preferred Stock, the Company shall cause the shares of Common Stock issuable upon conversion of the Series B Preferred Stock to be approved for listing, subject to notice of issuance, by the Nasdaq National Market. The Company shall cause the shares of Common Stock issuable upon conversion of the currently outstanding Class B-1 Common Stock to be approved for listing, subject to notice of issuance, by the Nasdaq National Market.

                  5.6 Notice and Cure. The Company shall notify each Purchaser promptly in writing of, and contemporaneously shall provide each Purchaser with true and complete copies of any and all information or documents relating to, and the Company shall use all commercially reasonable best efforts to cure before the Closing, any event, transaction or circumstance that causes or will cause any covenant or agreement of the Company under this Agreement to be materially breached (if not qualified by materiality) or breached (if qualified by materiality) or that renders or shall render materially untrue (if not qualified by materiality) or untrue (if qualified by materiality) any representation or warranty of the Company contained in this Agreement as if the same were made on or as of the date of such event, transaction or circumstance. The Company also shall notify each Purchaser promptly in writing of, and the Company shall use all commercially reasonable best efforts to cure, before the Closing, any material violation or material breach (in each case, if not qualified by materiality) or any violation or breach (in each case, if qualified by materiality) of any representation, warranty, covenant or agreement made by the Company in this Agreement, whether occurring or arising before, on or after the date of this Agreement. No notice given pursuant to this Section 5.6, and no representation made by any Purchaser contained in Section 4.3, shall have any effect on the representations, warranties, covenants and agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein or shall in any way limit any Purchaser's right to seek indemnity under
Article IX.

                  5.7 Fulfillment of Conditions. The Company shall take all steps necessary or desirable and use all commercially reasonable efforts to satisfy each condition to the obligations of the Purchasers contained in this Agreement and shall not take or fail to take any action if such action or failure to act could reasonably be expected to result in the nonfulfillment of any such condition.


                                   ARTICLE VI

                   CONDITIONS TO OBLIGATIONS OF THE PURCHASERS

                  The obligations of each Purchaser hereunder are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part (as to such Purchaser) by such Purchaser in its sole discretion):

                  6.1 Representations and Warranties. Each of the representations and warranties made by the Company in this Agreement shall be true and correct in all material respects (if not qualified by materiality) and in all respects (if qualified by materiality) on and as of the Closing Date as though such representation or warranty was made on and as of the Closing Date.

                  6.2 Performance. The Company shall have performed and complied with each agreement, covenant and obligation required by this Agreement to be performed or complied with by the Company at or before the Closing.

                  6.3 Officers' Certificates. The Company shall have delivered to the Purchasers a certificate, dated the Closing Date and executed by the President or any Vice President of the Company, substantially in the form and to the effect of Exhibit D-1 hereto, and a certificate, dated the Closing Date and executed by the Secretary or any Assistant Secretary of the Company, substantially in the form and to the effect of Exhibit D-2 hereto.

                  6.4 Orders and Laws. There shall not be in effect on the Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement, the Transaction Documents, the Stock Purchase Agreement or the Financing Agreements.

                  6.5 Regulatory Consents and Approvals. All consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority necessary to permit each of the Purchasers and the Company to perform their respective obligations under this Agreement and the Transaction Documents and to consummate the transactions contemplated by this Agreement, the Transaction Documents, the Stock Purchase Agreement and the Financing Agreements
(i) shall have been duly obtained, made or given, (ii) shall be in form and substance reasonably satisfactory to each Purchaser, (iii) shall not be subject to the satisfaction of any condition that has not been satisfied or waived and
(iv) shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental or Regulatory Authority necessary for the consummation of the transactions contemplated by this Agreement, the Transaction Documents, the Stock Purchase Agreement and the Financing Agreements shall have occurred.

                  6.6 Third Party Consents. All consents (or in lieu thereof waivers) to the performance by the Purchasers and the Company of their respective obligations under this Agreement and the Transaction Documents or to the consummation of the transactions contemplated by this Agreement, the Transaction Documents, the Stock Purchase Agreement or the Financing Agreements, as are required under any Contract to which any Purchaser, the Company or any Subsidiary is a party or by which any of their respective Assets and Properties are bound and where the failure to obtain any such consent (or in lieu thereof waiver) could reasonably be expected, individually or in the aggregate with other such failures, to materially adversely affect any Purchaser or the Business or Condition of the Company or otherwise result in a material diminution of the benefits of the transactions contemplated by this Agreement, the Transaction Documents, the Stock Purchase Agreement or the Financing Agreements to any Purchaser in its sole discretion, (i) shall have been obtained, (ii) shall be in form and substance reasonably satisfactory to each Purchaser in its sole discretion, (iii) shall not be subject to the satisfaction of any condition that has not been satisfied or waived and (iv) shall be in full force and effect.

                  6.7 Opinion of Counsel. Each Purchaser shall have received the opinion of Leonard, Street and Deinard, counsel to the Company, dated the Closing Date, in substantially the form of Exhibit E hereto.

                  6.8 Certificate of Designation. LIH Holdings III shall have received evidence satisfactory to it that the Series B Certificate of Designation shall have been duly filed with the Office of the Secretary of State of the State of Delaware and become effective in accordance with their respective terms.

                  6.9 Transaction Documents. Each of the Transaction Documents shall have been duly executed and delivered by the respective parties thereto (other than the relevant Purchaser and, in the case of LIH Holdings III, the other LIH Entities) and shall be in full force and effect.

                  6.10 Delivery of Certificates. Duly executed certificates representing each Purchaser's Purchased Securities shall have been delivered to such Purchaser.

                  6.11 Financing. The Company shall have entered into the Financing Agreements with the other parties thereto, and the terms of each Financing Agreement shall be reasonably satisfactory to each Purchaser. Simultaneously with the Closing, the Company shall have received proceeds from borrowings under the Financing Agreements and from the sale of Purchased Securities pursuant hereto in an aggregate amount sufficient to pay the purchase price under the Stock Purchase Agreement, together with all fees and expenses required to be paid by the Company in connection with the closing of the transactions contemplated hereby (including the Acquisition and the financing thereof).

                  6.12 Consummation of the Acquisition. Simultaneously with the Closing, all the conditions set forth in Article IX of the Stock Purchase Agreement shall have been satisfied and the Acquisition shall have been consummated on the terms set forth in the Stock Purchase Agreement. The Stock Purchase Agreement shall be in form and substance reasonably satisfactory to each of the Purchasers.

                  6.13 Nasdaq National Market. The Common Stock included in each Purchaser's Purchased Securities shall have been approved for listing, subject to notice of issuance, by the Nasdaq National Market.

                  6.14 Consummation of the "closing" under the AVS Investment Agreement. Prior to the Closing, the "closing" as defined in the AVS Investment Agreement shall have occurred.

                  6.15 Proceedings. All proceedings to be taken on the part of the Company in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to each Purchaser, in its sole discretion, and its legal counsel, and each Purchaser shall have received copies of all such documents and other evidence as such Purchaser may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.


                                   ARTICLE VII

                    CONDITIONS TO OBLIGATIONS OF THE COMPANY

                  The obligations of the Company hereunder are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by the Company in its sole discretion):

                  7.1 Representations and Warranties. Each of the representations and warranties made by any Purchaser in this Agreement shall be true and correct in all material respects on and as of the Closing Date as though such representation or warranty was made on and as of the Closing Date.

                  7.2 Performance. Each Purchaser shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by such Purchaser at or before the Closing.

                  7.3 Certificate. Each Purchaser shall have delivered to the Company a certificate, dated the Closing Date and executed by a duly authorized representative of such Purchaser, substantially in the form and to the effect of Exhibit F attached hereto.

                  7.4 Orders and Laws. There shall not be in effect on the Closing Date any Orders or Laws that became effective after the date of this Agreement restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement, the Transaction Documents, the Stock Purchase Agreement or the Financing Agreements.

                  7.5 Transaction Documents. The Transaction Documents shall have been duly executed and delivered by the respective parties thereto other than the Company, and shall be in full force and effect.

                  7.6 Financing. Simultaneously with the Closing, the Company shall have received proceeds from borrowings under the Financing Agreements and from the sale of Purchased Securities pursuant hereto in an aggregate amount sufficient to pay the purchase price under the Stock Purchase Agreement, together with all fees and expenses required to be paid by the Company in connection with the closing of the transactions contemplated hereby (including the Acquisition and the financing thereof).


                                  ARTICLE VIII

                    SURVIVAL OF REPRESENTATIONS, WARRANTIES,
                            COVENANTS AND AGREEMENTS

                  Notwithstanding any right of any Purchaser (whether or not exercised) to investigate the affairs of the Company or any right of any party (whether or not exercised) to investigate the accuracy of the representations and warranties of another party contained in this Agreement or the waiver of any condition to Closing, each of the Company and the Purchasers has the right to rely fully upon the representations, warranties, covenants and agreements of the others contained in this Agreement. The representations, warranties, covenants and agreements of the Company and each Purchaser contained in this Agreement will survive the Closing (a) indefinitely with respect to the covenants and agreements contained herein and the representations and warranties contained in Sections 3.1, 3.2, 3.3, 3.4, 3.10, 4.1 and 4.4 and (b) until the third anniversary of the Closing Date with respect to all other representations and warranties, except that any representation or warranty that would otherwise terminate in accordance with clause (b) above will continue to survive if a Claim Notice or Indemnity Notice (as applicable) shall have been timely given under Article IX on or prior to such termination date, until the related claim for indemnification has been satisfied or otherwise resolved as provided in Article IX, but only with respect to matters described in such Claim Notice or Indemnity Notice.


                                   ARTICLE IX

                                 INDEMNIFICATION

                  9.1 Indemnification. Whether or not the transactions contemplated by this Agreement are consummated, the Company (the "Indemnifying Party") shall indemnify each Purchaser and its Affiliates, and each of their respective officers, directors, managers, partners, employees, agents, members, authorized representatives and stockholders (collectively, the "Indemnified Parties", and each, an "Indemnified Party"), in respect of, and hold each of them harmless from and against, any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to (i) any misrepresentation or breach of warranty, or any nonfulfillment of or failure to perform any covenant or agreement, on the part of the Company contained in this Agreement, (ii) the assertion by any Person not a party to this Agreement of any claim against an Indemnified Party in connection with the matters or transactions that are the subject of or contemplated by this Agreement, any of the Transaction Documents, the Stock Purchase Agreement or any of the Financing Agreements (including any claim asserted in any actual or threatened Action or Proceeding with respect to
(x) any use made or proposed to be made of the proceeds from the issuance or sale of any Purchased Securities or (y) the purchase of any Purchased Securities) and (iii) violations of applicable securities laws by the Company in connection with the offering of any Purchased Securities; provided, however, that the Indemnifying Party shall not have any obligations hereunder to an Indemnified Party in respect of clause (ii) of this Section 9.1 to the extent that a Loss claimed by such Indemnified Party thereunder is finally adjudicated by a court of competent jurisdiction to have resulted primarily from the negligence or wilful misconduct of such Indemnified Party. Except as otherwise provided in Section 9.2(b), the Company shall reimburse each Indemnified Party (whether or not such Indemnified Party is a party to this Agreement) for all expenses (including counsel fees and disbursements) as they are incurred by such Indemnified Party in connection with investigating and preparing or defending any Action or Proceeding referred to above (whether or not such Indemnified Party is a formal party to any such Action or Proceeding). If and to the extent that the indemnification set forth herein is finally determined by a court of competent jurisdiction to be unenforceable, the Company shall make the maximum contribution to the payment and satisfaction of the indemnified Losses as shall be permissible under applicable laws.

                  9.2 Method of Asserting Claims. All claims for indemnification by any Indemnified Party under Section 9.1 will be asserted and resolved as follows:

                  (a) In order for an Indemnified Party to be entitled to any indemnification provided for under Section 9.1 in respect of, arising out of or involving a claim or demand made by any Person not a party to this Agreement against the Indemnified Party (a "Third Party Claim"), the Indemnified Party must deliver a claim notice (a "Claim Notice") to the Indemnifying Party within 30 Business Days after receipt by such Indemnified Party of written notice of the Third Party Claim; provided, however, that failure to give such Claim Notice shall not affect the indemnification provided hereunder except to the extent that the Indemnifying Party shall have been actually prejudiced as a result of such failure.

                  (b) If a Third Party Claim is made against an Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the Indemnifying Party, which counsel must be reasonably satisfactory to the Indemnified Party. Subject to the next succeeding sentence, should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof, but shall continue to pay for any expenses of investigation or any Loss suffered; and if the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in such defense and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party. If (i) the Indemnifying Party shall not assume the defense of a Third Party Claim with counsel reasonably satisfactory to the Indemnified Party within 20 Business Days after the delivery to the Indemnifying Party of the related Claim Notice, or (ii) legal counsel for the Indemnified Party notifies the Indemnifying Party in writing that there are or may be legal defenses available to the Indemnified Party or to other Indemnified Parties which are different from or additional to those available to the Indemnifying Party, which, if the Indemnified Party and the Indemnifying Party were to be represented by the same counsel, would constitute a conflict of interest for such counsel or prejudice prosecution of the defenses available to such Indemnified Party, or (iii) the Indemnifying Party shall assume the defense of a Third Party Claim and fail to diligently prosecute such defense, then in each such case the Indemnified Party, by notice to the Indemnifying Party, may employ its own counsel and control the defense of the Third Party Claim and the Indemnifying Party shall be liable for the reasonable fees, charges and disbursements of counsel employed by the Indemnified Party; and the Indemnified Party shall be promptly reimbursed for any such fees, charges and disbursements, as and when incurred. Whether the Indemnifying Party or the Indemnified Party controls the defense of any Third Party Claim, the parties hereto shall cooperate in the defense thereof. Such cooperation shall include the retention and provision to the counsel of the controlling party of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Indemnifying Party shall have the right to settle, compromise or discharge a Third Party Claim (other than any such Third Party Claim in which criminal conduct is alleged) without the Indemnified Party's consent if such settlement, compromise or discharge (i) constitutes a complete and unconditional discharge and release of the Indemnified Party, and (ii) provides for no relief other than the payment of monetary damages and such monetary damages are paid in full by the Indemnifying Party. Any amounts reimbursed to any Indemnified Party hereunder with respect to a particular Third Party Claim shall be repaid to the Indemnifying Party in the event that it is finally adjudicated by a court of competent jurisdiction that such Indemnified Party is not entitled to indemnification by the Indemnifying Party with respect to such Third Party Claim.

                  (c) In the event any Indemnified Party shall have a claim under Section 9.1 against the Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party shall deliver an indemnity notice (an "Indemnity Notice") with reasonable promptness to the Indemnifying Party. The failure by any Indemnified Party to give the Indemnity Notice shall not impair such party's rights hereunder except to the extent that the Indemnifying Party demonstrates that it has been materially prejudiced thereby. If the Indemnifying Party notifies the Indemnified Party that it does not dispute the claim described in such Indemnity Notice or fails to notify the Indemnified Party within the Dispute Period as to whether the Indemnifying Party disputes the claim described in such Indemnity Notice, the Loss in the amount specified in the Indemnity Notice will be conclusively deemed a liability of the Indemnifying Party under Section 9.1 and the Indemnifying Party shall pay the amount of such Loss to the Indemnified Party on demand. If the Indemnifying Party has timely disputed its liability with respect to such claim, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within the Resolution Period, such dispute shall be resolved by litigation in a court of competent jurisdiction.

                  (d) The rights accorded to Indemnified Parties hereunder shall be in addition to any rights that any Indemnified Party may have at law or in equity, under federal and state securities laws, by separate agreement (including under the Transaction Documents) or otherwise.


                                    ARTICLE X

                                   TERMINATION

                  10.1 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:

                  (a) at any time before the Closing, by written agreement of the Company and the Purchasers;

                  (b) at any time before the Closing, by the Company, on the one hand, or any Purchaser, on the other hand, (i) in the event of a material breach hereof by any non-terminating party if such non-terminating party fails to cure such breach within five Business Days following notification thereof by the terminating party or (ii) upon notification of the non-terminating parties by the terminating party that the satisfaction of any condition to the terminating party's obligations under this Agreement becomes impossible or impracticable with the use of commercially reasonable efforts if the failure of such condition to be satisfied is not caused by a breach hereof by the terminating party or any of its Affiliates; and

                  (c) at any time after June 30, 1999, by the Company, on the one hand, or any Purchaser, on the other hand, upon notification of the non-terminating parties by the terminating party if the Closing shall not have occurred on or before such date and such failure to consummate is not caused by a breach of this Agreement by the terminating party.

                  10.2 Effect of Termination. If this Agreement is validly terminated pursuant to Section 10.1, this Agreement will forthwith become null and void, and there will be no liability or obligation on the part of the Company or any Purchaser, except as provided in the next two succeeding sentences and except that the provisions with respect to expenses in Section
11.3 will continue to apply following any such termination. Notwithstanding any other provision in this Agreement to the contrary, upon termination of this Agreement pursuant to Section 10.1(b) or (c), (i) the Company will remain liable to each of the Purchasers for any misrepresentation or breach of warranty, or any nonfulfillment of or failure to perform any covenant or agreement, on the part of the Company existing at the time of such termination, and (ii) each of the Purchasers will remain liable to the other parties hereto for any misrepresentation or breach of warranty, or any nonfulfillment of or failure to perform any covenant or agreement, on the part of such Purchaser existing at the time of such termination. Each of the Company and the Purchasers may seek such remedies, including damages and reimbursement for fees and expenses of attorneys, against the others with respect to any misrepresentation, breach, nonfulfillment or failure referred to in clause (i) or (ii) above as are provided under this Agreement, including its remedies (if any) under Article IX with respect thereto, or as are otherwise available at Law or in equity.


                                   ARTICLE XI

                                  MISCELLANEOUS

                  11.1 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or by facsimile transmission or mailed by prepaid first class certified mail, return receipt requested, or mailed by overnight courier prepaid, to the parties at the following addresses or facsimile numbers:

                  (a) if to any Purchaser, to address for notices set forth opposite its name in Schedule I; and

                  (b)      if to the Company, to:

                           Lund International Holdings, Inc.
                           911 Lund Boulevard
                           Anoka, Minnesota 55303
                           Facsimile No:  (612) 576-4297
                           Attn:  Chief Executive Officer
                           with copies (which shall not constitute notice) to the other Purchasers and to:

                           Leonard, Street and Deinard
                           150 South Fifth Avenue
                           Suite 2300
                           Minneapolis, Minnesota 55402
                           Facsimile No:  (612) 335-1657
                           Attn:  Mark Weitz, Esq.

All such notices, requests and other communications to any party hereto will (i) if delivered personally to such party at its address as provided in this Section 11.1, be deemed given upon delivery, (ii) if delivered by facsimile transmission to such party at its facsimile number as provided in this Section 11.1, be deemed given upon receipt, (iii) if delivered by mail in the manner described above to such party at its address as provided in this Section 11.1, be deemed given on the earlier of the third Business Day following mailing or upon receipt and (iv) if delivered by overnight courier to such party at its address as provided in this Section 11.1, be deemed given on the earlier of the first Business Day following the date sent by such overnight courier or upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section 11.1). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto.

                  11.2 Entire Agreement. This Agreement and the Transaction Documents supersede all prior discussions and agreements between the parties hereto with respect to the subject matter hereof and thereof and contain the sole and entire agreement between the parties hereto with respect to the subject matter hereof and thereof.

                  11.3 Fees and Expenses. In the event that (i) the transactions contemplated by this Agreement are consummated or (ii) this Agreement is terminated other than pursuant to Section 10.1(b) by reason of a material breach by any Purchaser, the Company shall reimburse each Purchaser for all the reasonable fees and expenses (including the fees and expenses of counsel, consultants and accountants), incurred by such Purchaser prior to the Closing in connection with this Agreement, the Transaction Documents and the transactions contemplated hereby or thereby.

                  11.4 Public Announcements. At all times at or before the Closing, none of the Purchasers will issue or make any statements or releases to the public with respect to this Agreement or the transactions contemplated hereby without the consent of the Company, which consent shall not be unreasonably withheld. If any Purchaser is unable to obtain the approval of its public statement or release from the Company and such statement or release is, in the opinion of legal counsel to such Purchaser, required by Law in order to discharge such Purchaser's disclosure obligations, then such Purchaser may make or issue the legally required statement or release and promptly furnish the other parties hereto with a copy thereof. Each of the Purchasers will also obtain the Company's prior approval of any press release to be issued by or on behalf of such Purchaser following the Closing announcing the consummation of the transactions contemplated by this Agreement.

                  11.5 Further Assurances At any time and from time to time after the Closing, the Company shall execute and deliver to each Purchaser such other documents and instruments, provide such materials and information and take such other actions as any Purchaser may reasonably request more effectively to vest title in such Purchaser to the Purchased Securities being purchased by such Purchaser hereunder and otherwise to cause the Company to fulfill its obligations under this Agreement and the Transaction Documents.

                  11.6 Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition (and no such waiver shall in any event be binding on any other party hereto that is entitled to the benefits of such term or provision). No waiver by any party hereto of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

                  11.7 Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

                  11.8 Third Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of the parties hereto and their respective successors and permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights, and this Agreement does not confer any such rights, upon any other Person other than any Person entitled to indemnity under Article IX.

                  11.9 No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned (by operation of Law or otherwise) by the Company without the prior written consent of the Purchasers, and any attempt to do so will be void ab initio. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any Purchaser without the prior written consent of the other parties hereto, and any attempt to do so will be void ab initio; provided, however, that (a) LIH Holdings III may, to the extent applicable, assign any or all of such right, interest or obligation in connection with a transfer of all or any part of its interests in the Company permitted under the Amended and Restated Governance Agreement and (b) each Purchaser may, to the extent applicable, assign any or all of such right, interest or obligation in connection with a transfer by it of shares of Common Stock pursuant to Section 10.2 of the Rights Agreement. Subject to the immediately preceding sentence, this Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns, including any holder of Purchased Securities (or any successor securities).

                  11.10 Headings; Construction. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof. The parties hereto agree that this Agreement is the product of negotiation between sophisticated parties and individuals, all of whom were represented by counsel, and each of whom had an opportunity to participate in and did participate in, the drafting of each provision hereof. Accordingly, ambiguities in this Agreement, if any, shall not be construed strictly or in favor of or against any party hereto but rather shall be given a fair and reasonable construction without regard to the rule of contra proferentum.

                  11.11 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof,
(iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (iv) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

                  11.12 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

                  11.13 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

                  11.14 Limited Recourse. Notwithstanding anything in this Agreement (other than the proviso contained in this Section 11.14), any Transaction Document or any other document, agreement or instrument contemplated hereby to the contrary, the obligations of any Purchaser hereunder shall be without recourse to any Affiliate of such Purchaser or any stockholder, partner, member, officer, director, manager, employee or agent of such Purchaser or any such Affiliate, and shall be limited to the assets of such Purchaser; provided, however, that each obligation of a MassMutual Entity hereunder shall be the joint and several obligation of all the MassMutual Entities.

                  11.15 Consent to Jurisdiction and Service of Process. EACH OF THE COMPANY AND THE PURCHASERS CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF NEW YORK, STATE OF NEW YORK, AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS RELATING TO THIS AGREEMENT OR THE TRANSACTION DOCUMENTS MAY BE LITIGATED IN SUCH COURTS. EACH OF THE COMPANY AND THE PURCHASERS

ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS RESPECTIVE PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTION DOCUMENTS. EACH OF THE COMPANY AND THE PURCHASERS FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO IT AT THE ADDRESS SPECIFIED IN THIS AGREEMENT, SUCH SERVICE TO BECOME EFFECTIVE 15 DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL IN ANY WAY BE DEEMED TO LIMIT THE ABILITY OF ANY PARTY HERETO TO SERVE ANY SUCH LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW OR TO OBTAIN JURISDICTION OVER OR TO BRING ACTIONS, SUITS OR PROCEEDINGS AGAINST ANY OF THE OTHER PARTIES HERETO IN SUCH OTHER JURISDICTIONS, AND IN SUCH MANNER, AS MAY BE PERMITTED BY ANY APPLICABLE LAW.


                           [SIGNATURE PAGE TO FOLLOW]

                  IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer or other representative of each party hereto as of the date first above written.



                               LUND INTERNATIONAL HOLDINGS, INC.


                               By: /s/ Dennis Vollmershausen
                                  -------------------------------------------
                                  Name:  Dennis Vollmershausen
                                  Title: President


                               LIH HOLDINGS III, LLC


                               By: /s/ Ira D. Kleinman
                                  -------------------------------------------
                                  Name:  Ira D. Kleinman
                                  Title: Authorized Person


                               LIBERTY MUTUAL INSURANCE COMPANY


                               By:  /s/ A. Alex Fontanes
                                  -------------------------------------------
                                  Name:  A. Alex Fontanes
                                  Title: Senior Vice President &
                                         Chief Investment Officer


                               BANCBOSTON CAPITAL INC.


                               By:  /s/ Timothy H. Robinson
                                  -------------------------------------------
                                  Name:  Timothy H. Robinson
                                  Title: Vice President




                    [SIGNATURE PAGE TO INVESTMENT AGREEMENT]

                            MASSACHUSETTS MUTUAL LIFE
                                INSURANCE COMPANY


                               By: /s/ Michael L. Klofas
                                  ___________________________________________
                                  Name: Michael L. Klofas
                                  Title: Managing Director


                               MASSMUTUAL CORPORATE INVESTORS


                               By: /s/ Michael L. Klofas
                                  ___________________________________________
                                  Name: Michael L. Klofas
                                  Title: Vice President


                               The foregoing is executed on behalf of
                               MassMutual Corporate Investors, organized under a Declaration of Trust, dated September 13, 1985, as amended from time to time. The obligations of such Trust are not personally binding upon, nor shall resort be had to the property of, any of the Trustees, shareholders, officers, employees or agents of such Trust, but the Trust's property only shall be bound.


                               MASSMUTUAL PARTICIPATION INVESTORS


                               By: /s/ Michael L. Klofas
                                  ___________________________________________
                                  Name: Michael L. Klofas
                                  Title: Vice President


                               The foregoing is executed on behalf of
                               MassMutual Participation Investors,
                               organized under a Declaration of Trust,
                               dated April 7, 1988, as amended from time to time. The obligations of such Trust are not personally binding upon, nor shall resort be had to the property of, any of the Trustees, shareholders, officers, employees or agents of such Trust, but the Trust's property only shall be bound.

                    [SIGNATURE PAGE TO INVESTMENT AGREEMENT]

                           MASSMUTUAL CORPORATE VALUE
                                PARTNERS LIMITED

                               By Massachusetts Mutual Life Insurance
                                      Company, as Investment Advisor


                               By: /s/ Michael L. Klofas
                                  -------------------------------------------
                                  Name:  Michael L. Klofas
                                  Title: Managing Director




                    [SIGNATURE PAGE TO INVESTMENT AGREEMENT]

                 [Exhibits and Schedules Intentionally Omitted]